Exhibit 99.1
KINDER MORGAN INCREASES DIVIDEND BY 60 PERCENT

Will Pay $0.20 for First Quarter

HOUSTON, April 18, 2018 - Kinder Morgan, Inc. (NYSE: KMI) today announced that its board of directors approved a cash dividend of $0.20 per share for the first quarter ($0.80 annualized) payable on May 15, 2018, to common stockholders of record as of the close of business on April 30, 2018. This is a 60 percent increase from last quarter’s dividend, and is consistent with the plan KMI announced during the summer of 2017. KMI continues to expect to use cash in excess of dividend payments to fully fund growth investments, further strengthening its balance sheet.
“The board delivered on our commitment made in mid-2017 with the $0.20 dividend we are declaring today,” said Richard D. Kinder, Executive Chairman. “Even with the substantial dividend increase, we still expect to internally fund all of our growth capital with some excess remaining. In the first quarter, we used some of that excess to repurchase shares. In addition, we remain committed to continuing the important work of strengthening our balance sheet and attaining a Net Debt-to-Adjusted EBITDA ratio of at or below five times. For the foreseeable future, we expect to continue funding all growth capital through operating cash flows with no need to access capital markets for growth capital,” Kinder added.
Chief Executive Officer Steve Kean said, “One of the strengths of this company is strategically positioned fee-based assets that generate predictable cash flows, and this quarter once again demonstrated that strength. Several business units achieved strong financial performance in the first quarter and are poised to continue that success through the remainder of the year. During the first quarter, we made substantial progress on the Elba Liquefaction Project and began work on the Gulf Coast Express Project. We had very good commercial and operating performance, exceeding our plan for the quarter and are showing first quarter earnings per common share of $0.22.”

Kean continued, “For the quarter, we achieved distributable cash flow (DCF) of $0.56 per common share, representing 4 percent growth over the first quarter of 2017, resulting in $804 million of excess DCF above our dividend. Kinder Morgan’s top priority is generating significant shareholder value and completing attractive return growth projects is a key part of that commitment. We continue to have good success in this area as we completed approximately $700 million of projects while adding approximately $900 million of new projects to our backlog during the first quarter. These new projects have attractive returns as demonstrated by our average capital-to-EBITDA multiple (excluding the CO2 segment) improving during the quarter to approximately 6.0 times.”
KMI reported first quarter net income available to common stockholders of $485 million, compared to $401 million for the first quarter of 2017, and DCF of $1,247 million, up 3 percent from $1,215 million for the comparable period in 2017. The increase in DCF was driven by greater contributions from the Natural Gas and CO2 Business Units, partially offset by higher cash taxes, greater sustaining capital, and the impact of the KML IPO. Net income available to common stockholders was further impacted by a $34 million unfavorable change in total Certain Items (as described under “Non-GAAP Financial Measures” below) compared to the first quarter of 2017. First quarter 2018 Certain Items had minimal impact with a few largely offsetting items: legal and environmental reserves (related primarily to the SFPP rate case) and unsettled market value of hedges offset by favorable impacts from tax reform on certain joint ventures. First quarter 2017 Certain Items were positive due primarily to a favorable outcome on a bankruptcy claim.

2018 Outlook
For 2018, KMI’s budget is set to declare dividends of $0.80 per common share and achieve DCF of approximately $4.57 billion ($2.05 per common share) and Adjusted EBITDA of approximately $7.5 billion, and it expects to meet or exceed those DCF and Adjusted EBITDA targets. KMI now forecasts to invest $2.3 billion in growth projects during 2018 (excluding growth capital expected to be funded by KML), up $100 million from the budget, to be funded with internally generated cash flow without the need to access capital markets. KMI also expects to meet or beat its budgeted leverage metric of a year-end Net Debt-to-Adjusted EBITDA ratio of approximately 5.1 times.

KMI previously announced it would further enhance shareholder value through a $2 billion share buy-back program. KMI’s Board of Directors authorized the program to begin in December 2017. Since then, KMI has repurchased approximately 27 million shares for approximately $500 million. KMI plans to further utilize this program opportunistically.
KMI does not provide budgeted net income attributable to common stockholders (the GAAP financial measure most directly comparable to DCF and Adjusted EBITDA) due to the impracticality of predicting certain amounts required by GAAP, such as ineffectiveness on commodity, interest rate and foreign currency hedges, unrealized gains and losses on derivatives marked to market, and potential changes in estimates for certain contingent liabilities.
KMI’s expectations assume average annual prices for West Texas Intermediate (WTI) crude oil of $56.50 per barrel and Henry Hub natural gas of $3 per MMBtu, consistent with forward pricing during the company’s budget process. The vast majority of cash KMI generates is fee-based and therefore not directly exposed to commodity prices. The primary area where KMI has commodity price sensitivity is in its CO2 segment, with the majority of the segment’s next 12 months of oil and NGL production hedged to minimize this sensitivity. The segment is currently hedged for 32,970 barrels per day (Bbl/d) at $59.65/Bbl in 2018; 21,900 Bbl/d at $55.52/Bbl in 2019; 10,500 Bbl/d at $53.09/Bbl in 2020; 5,500 Bbl/d at $52.22/Bbl in 2021; and 500 Bbl/d at $52.85 in 2022. For 2018, KMI estimates that every $1 per barrel change in the average WTI crude oil price from the company’s budget of $56.50 per barrel would impact budgeted DCF by approximately $7 million and each $0.10 per MMBtu change in the price of natural gas from the company’s budget of $3 per MMBtu would impact budgeted DCF by approximately $1 million.

Overview of Business Segments

“The Natural Gas Pipelines segment’s performance for the first quarter of 2018 was 6 percent higher relative to the first quarter of 2017. The segment benefited from increased contributions from the Texas Intrastate System, due to cold winter weather; from various midstream gathering and processing assets, including Hiland, due to increased drilling activity; from NGPL due to lower interest expense and greater transport revenue; from Southern Natural Gas due primarily to weather; from El Paso Natural Gas (EPNG) due to greater capacity sales; and from Florida Gas Transmission Pipeline driven by lower taxes,” Kean said. “The year is shaping up very well for our Natural Gas segment,” continued Kean. “Certainly winter weather helped, as we set records on four of our large gas transmission systems, but supply and demand for natural gas is elevating the value of our best in class network as well.”

Natural gas transport volumes were up 10 percent compared to the first quarter of 2017, driven by higher throughput on TGP due to winter weather, power demand and projects placed in service; on NGPL due to winter weather, power demand and deliveries to Mexico; on EPNG due to additional Permian capacity sales; and on CIG due to winter weather. Natural gas gathering volumes were up 1 percent from the first quarter of 2017 due primarily to higher volumes on the KinderHawk and Hiland systems, partially offset by lower volumes on Copano South Texas.
Natural gas is critical to the American economy and to meeting the world’s evolving energy and manufacturing needs. Objective analysts project U.S. natural gas demand, including net exports of liquefied natural gas (LNG) and net exports to Mexico, will increase by more than 30 percent to approximately 105 billion cubic feet per day (Bcf/d) by 2027. Of the natural gas consumed in the U.S., about 40 percent moves on KMI pipelines. While a substantial majority of natural gas is consumed in industrial, commercial and residential heating uses, KMI expects future natural gas infrastructure opportunities will also be driven by greater demand for gas-fired power generation across the country, LNG exports, exports to Mexico, and continued industrial development, particularly in the petrochemical industry. Compared to the first quarter of 2017, natural gas deliveries on KMI pipelines to Mexico were up 2 percent, and KMI transports roughly 70 percent of all U.S. natural gas exports destined for Mexico. Deliveries to the Sabine Pass LNG facility were approximately 600,000 dekatherms per day (Dth/d) during the quarter.

“The CO2 segment was helped by higher commodity prices, as our realized weighted average oil price for the quarter was $59.72 per barrel compared to $58.14 per barrel for the first quarter of 2017, while NGL prices were up 24 percent and CO2 prices were up 7 percent,” Kean said. “Combined oil production across all of our fields was up 5 percent compared to 2017 on a net to Kinder Morgan basis, primarily due to strong performance at our SACROC and Tall Cotton assets. First quarter 2018 net NGL sales volumes of 10.2 thousand barrels per day (MBbl/d) were flat to the same period in 2017. In total, oil production on a net-to-Kinder Morgan basis exceeded plan for the first quarter.”

“Terminals segment volumes across the network were up 11 million barrels, or 5 percent, compared to first quarter of 2017, including contributions from storage capacity increases in key liquids hubs along the Houston Ship Channel and Edmonton, Alberta, where we placed in-service the first 6 tanks of our 12-tank, 4.8 million barrel Base Line Terminal crude oil merchant storage joint venture,” said Kean. “Earnings were down 2 percent compared to the first quarter of 2017. Earnings from expansion projects, including new build Jones Act tankers, were slightly more than offset by divestitures, decreased contributions from existing Jones Act tankers driven by lower charter rates, and some softness in tank utilization at our Staten Island, New York, and Harvey, Louisiana, locations, among other things.”

“The Products Pipelines segment contributions were up 1 percent compared with first quarter 2017 performance due largely to increased contributions from the Cochin and Double H Pipelines, partially offset by decreased contributions from the KMCC pipeline,” Kean said.
Total refined products volumes were up 1 percent for the first quarter versus the same period in 2017. Ethanol volumes were up 9 percent while crude and condensate pipeline volumes were down 6 percent from the first quarter of 2017.

Kinder Morgan Canada contributions were up 7 percent in the first quarter of 2018 compared to the first quarter of 2017. This was largely due to higher capitalized equity financing costs associated with spending on the Trans Mountain Expansion Project.

Other News

New KMI Leadership Roles

The KMI board of directors has appointed Kimberly A. Dang as President, Dax A. Sanders as Executive Vice President and Chief Strategy Officer, David P. Michels as Vice President and Chief Financial Officer, and Anthony B. Ashley, currently Vice President and Treasurer, as Treasurer and Vice President of Investor Relations. Richard D. Kinder will remain executive chairman and Steven J. Kean will remain chief executive officer.
Kim Dang joined KMI in 2001 and has served as chief financial officer of the company since 2005. Dang joined the Office of the Chairman of KMI in 2014, which also includes Rich Kinder, executive chairman, and Steve Kean, chief executive officer. She was unanimously elected to the KMI board of directors in January 2017. Kim’s promotion to President signifies her growing role in the company’s strategic and policy decisions, day-to-day management, and capital allocation decisions. Her new role is also a key part of the company’s succession planning.
Dax Sanders joined KMI in 2000, was named vice president in the corporate development group in 2009, and became head of the group in 2013. Dax has played a crucial role in the company’s strategic decisions, acquisitions and divestiture activity - including post acquisition integration leadership - and in key joint ventures. In his new role, he will continue to be responsible for corporate development and will play an increased role in strategy formation and capital allocation decisions. He will also continue as Chief Financial Officer of Kinder Morgan Canada Limited (KML).
David Michels was named vice president of finance and investor relations in 2013, having joined KMI in 2012. He also served as CFO of El Paso Pipeline Partners (EPB) from March 2013 until November 2014, when EPB was acquired by KMI. As Vice President and CFO, Michels will manage the functional departments of controller, finance, tax, and treasury.
Anthony Ashley, currently vice president and treasurer of KMI, will assume direct responsibility for investor relations along with a new title as treasurer and vice president of investor relations.

Natural Gas Pipelines

•
The first four liquefaction units have been delivered, and construction is progressing on the nearly $2 billion Elba Liquefaction Project. The federally approved liquefaction project at the existing Southern LNG Company facility at Elba Island near Savannah, Georgia, will have a total liquefaction capacity of approximately 2.5 million tonnes per year of LNG, equivalent to approximately 350 million cubic feet per day of natural gas. The project is supported by a 20-year contract with Shell, and initial in-service is expected in the third quarter of 2018 with final units coming on line by mid-2019. Elba Liquefaction Company, L.L.C. (ELC), a KMI joint venture with EIG Global Energy Partners as a 49 percent partner, will own 10 liquefaction units and other ancillary equipment. Certain other facilities associated with the project are 100 percent owned by KMI. Construction is also ongoing on the Elba Express Modification Project which will add upstream compression facilities on the Elba Express pipeline to provide ample feed gas for liquefaction.

•
KMI began work on the Gulf Coast Express Pipeline Project (GCX Project) in the first quarter, with landowner discussions and easement acquisitions underway. The approximately $1.75 billion GCX Project is designed to transport up to 1.98 Bcf/d of natural gas from the Permian Basin to the Agua Dulce, Texas, area and is 94 percent subscribed under long-term, binding transportation agreements. A contract for the remaining capacity is pending. The project is expected to be in service in October 2019, pending the receipt of necessary regulatory approvals. KMI will build, operate and own a 50 percent interest in the GCX Project, and DCP Midstream and an affiliate of Targa Resources will each hold a 25 percent equity interest in the project. In addition to transportation agreements, shipper Apache Corporation has an option to purchase up to a 15 percent equity stake in the project from Kinder Morgan.

•
EPNG has executed firm agreements with multiple shippers to transport over 1,000,000 Dth/d of incremental natural gas on its system in the Permian Basin to delivery points that include the GCX Project. This incremental transportation capacity is being made available through a combination of existing capacity and minor modifications and expansions to EPNG’s system in Texas.

•
On Feb. 15, 2018, the FERC issued an order approving the approximately $240 million SNG Fairburn Expansion Project in Georgia ($120 million of which is KMI’s share) and construction is underway. The project is designed to provide approximately 340,000 Dth/d of incremental long-term firm natural gas transportation capacity into the Southeast market beginning in the fourth quarter of 2018. SNG is a joint venture equally owned by subsidiaries of KMI and Southern Company.

•
NGPL has finalized terms for a second phase of its Gulf Coast Southbound Expansion Project. The project involves capital spend of approximately $226 million (KMI’s share: $113 million) and is supported by a long-term take-or-pay contract to transport gas with a third-party. Going ahead with the project is contingent on a decision by the third-party to proceed with expansion at its facility; however, all indications are positive and we have a high degree of confidence in the execution of this project.

•
On March 1, 2018, TGP placed its approximately $178 million Southwest Louisiana Supply Project into service. The project is designed to provide 900,000 Dth/d of capacity to the Cameron LNG export facility in Cameron Parish, Louisiana.

•
TGP commenced construction on its approximately $128 million Lone Star Project after receiving FERC’s Notice to Proceed on Jan. 16, 2018. The project will provide 300,000 Dth/d of capacity under a long-term contract to Cheniere’s planned Corpus Christi Liquefaction Project in South Texas and is expected to be placed into commercial service in January 2019.

•
Kinder Morgan Louisiana Pipeline (KMLP) commenced construction on its approximately $122 million expansion project to provide 600,000 Dth/d of capacity to serve Train 5 at Cheniere’s Sabine Pass LNG Terminal. The KMLP project is anticipated to be placed into commercial service as early as the first quarter of 2019.

CO2

•
The approximately $66 million second phase of KMI’s Tall Cotton field project is complete and production has grown by 58 percent year over year. Tall Cotton is the industry’s first greenfield Residual Oil Zone CO2 project, marking the first time CO2 has been used for enhanced oil recovery in a field without a main pay zone.

•	KMI continues to find high-return enhanced oil recovery projects in the current price environment across its robust portfolio of assets.

Terminals

•
At the Base Line Terminal, a 50-50 joint venture crude oil merchant storage terminal being developed in Edmonton, Alberta, Canada, by KML and Keyera Corp., construction of all major facilities is materially complete. The first 6 tanks at the 12-tank, 4.8 million barrel facility, which is fully contracted with long-term, firm take-or-pay agreements with creditworthy customers, were placed into service in the first quarter 2018, with the balance to be phased into service throughout the year. Kinder Morgan’s investment in the joint venture terminal is approximately C$398 million, including costs associated with the construction of a pipeline segment funded solely by KML. The project is forecast to be on schedule and on budget.

Products Pipelines

•
On Jan.23, 2018, KMI announced the Utopia Pipeline Project began commercial service, delivering ethane from Harrison County, Ohio to Windsor, Ontario, Canada. The pipeline system extends approximately 270 miles and has a design capacity of 50,000 Bbls/d and can be expanded to more than 75,000 Bbls/d. As previously announced, the project is fully supported by a long-term, fee-based transportation agreement with a petrochemical customer.

Kinder Morgan Canada

•
On April 8, 2018, KML announced that it was suspending all non-essential activities and related spending on the Trans Mountain Expansion Project. KML also announced that under current circumstances, specifically including the continued actions in opposition to the Project by the Province of British Columbia, it will not commit additional shareholder resources to the Project. However, KML further announced that it will consult with various stakeholders in an effort to reach agreements by May 31st that may allow the Project to proceed. The company stated it is difficult to conceive of any scenario in which it would proceed with the Project if an agreement is not reached by May 31st. The focus in those consultations will be on two principles: clarity on the path forward, particularly with respect to the ability to construct through BC; and, adequate protection of KML shareholders.

KML had previously announced a “primarily permitting” strategy for the first half of 2018, focused on advancing the permitting process, rather than spending at full construction levels, until it obtained greater clarity on outstanding permits, approvals and judicial reviews. Rather than achieving greater clarity, the Project is now facing unquantifiable risk. Previously, opposition by the Province of British Columbia was manifesting itself largely through BC’s participation in an ongoing judicial review. Unfortunately BC has now been asserting broad jurisdiction and reiterating its intention to use that jurisdiction to stop the Project. BC’s intention in that regard has been neither validated nor quashed, and the Province has continued to threaten unspecified additional actions to prevent Project success. Those actions have created even greater, and growing, uncertainty with respect to the regulatory landscape facing the Project. In addition, the parties still await judicial decisions on challenges to the original Order in Council and the BC Environmental Assessment Certificate approving the Project. These items, combined with the impending approach of critical construction windows, the lead-time required to ramp up spending, and the imperative that the company avoid incurring significant debt while lacking the necessary clarity, brought KML to the decision it announced on April 8th. Given the current uncertain conditions, KML is not updating its cost and schedule estimate at this time. In the event the Project is terminated, resulting impairments, foregone capitalized equity financing costs and potential wind down costs would have a significant effect on KML’s results of operations. Potential impairments would be recognized primarily in the period in which the decision to terminate is made.

Financing
In March 2018, KMI issued $1.25 billion of 10 year senior notes at a fixed rate of 4.30 percent and $750 million of 30 year senior notes at a fixed rate of 5.20 percent. KMI used the proceeds from the issuance of the notes to repay existing indebtedness and for general corporate purposes.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. It owns an interest in or operates approximately 85,000 miles of pipelines and 152 terminals. KMI’s pipelines transport natural gas, refined petroleum products, crude oil, condensate, CO2 and other products, and its terminals transload and store petroleum products, ethanol and chemicals, and handle such products as steel, coal and petroleum coke. It is also a leading producer of CO2 that we and others use for enhanced oil recovery projects primarily in the Permian basin. For more information please visit www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. Eastern Time on Wednesday, April 18, at www.kindermorgan.com for a LIVE webcast conference call on the company’s first quarter earnings.

Non-GAAP Financial Measures
The non-generally accepted accounting principles (non-GAAP) financial measures of distributable cash flow (DCF), both in the aggregate and per share, segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments (DD&A) and Certain Items (Segment EBDA before Certain Items), net income before interest expense, taxes, DD&A and Certain Items (Adjusted EBITDA), Adjusted Earnings and Adjusted Earnings per common share are presented herein.
Certain Items as used to calculate our Non-GAAP measures, are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact (for example, asset impairments), or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically (for example certain legal settlements, enactment of new tax legislation and casualty losses).
DCF is calculated by adjusting net income available to common stockholders before Certain Items for DD&A, total book and cash taxes, sustaining capital expenditures and other items. DCF is a significant performance measure useful to management and by external users of our financial statements in evaluating our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt and preferred stock dividends, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. We believe the GAAP measure most directly comparable to DCF is net income available to common stockholders. A reconciliation of net income available to common stockholders to DCF is provided herein. DCF per share is DCF divided by average outstanding shares, including restricted stock awards that participate in dividends.
Segment EBDA before Certain Items is used by management in its analysis of segment performance and management of our business. General and administrative expenses are generally not under the control of our segment operating managers, and therefore, are not included when we measure business segment operating performance. We believe Segment EBDA before Certain Items is a significant performance metric because it provides us and external users of our financial statements additional insight into the ability of our segments to generate segment cash earnings on an ongoing basis. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. We believe the GAAP measure most directly comparable to Segment EBDA before Certain Items is segment earnings before DD&A and amortization of excess cost of equity investments (Segment EBDA). Segment EBDA before Certain Items is calculated by adjusting Segment EBDA for the Certain Items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables.
Adjusted EBITDA is calculated by adjusting net income before interest expense, taxes, and DD&A (EBITDA) for Certain Items, noncontrolling interests before Certain Items, and KMI’s share of certain equity investees’ DD&A (net of consolidating joint venture partners’ share of DD&A) and book taxes, which are specifically identified in the footnotes to the accompanying tables.. Adjusted EBITDA is used by management and external users, in conjunction with our net debt, to evaluate certain leverage metrics. Therefore, we believe Adjusted EBITDA is useful to investors. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income.
Adjusted Earnings is net income available to common stockholders before Certain Items. Adjusted Earnings is used by certain external users of our financial statements to assess the earnings of our business excluding Certain Items as another reflection of our business’s ability to generate earnings. We believe the GAAP measure most directly comparable to Adjusted Earnings is net income available to common stockholders. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at Basic Earnings Per Common Share.
Our non-GAAP measures described above should not be considered alternatives to GAAP net income or other GAAP measures and have important limitations as analytical tools. Our computations of DCF, Segment EBDA before Certain Items and Adjusted EBITDA may differ from similarly titled measures used by others. You should not consider these non-GAAP measures in isolation or as substitutes for an analysis of our results as reported under GAAP. DCF should not be used as an alternative to net cash provided by operating activities computed under GAAP. Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.

Important Information Relating to Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. Generally the words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include the risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2017 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere) and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(800) 348-7320
(713) 369-9407	km_ir@kindermorgan.com
dave_conover@kindermorgan.com	www.kindermorgan.com

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Statements of Income (Unaudited) (In millions, except per share amounts)

	Three Months Ended March 31,
	2018	2017

Revenues	$3,418	$3,424

Costs, expenses and other
Costs of sales	1,019	1,061
Operations and maintenance	619	533
Depreciation, depletion and amortization	570	558
General and administrative	173	184
Taxes, other than income taxes	88	104
Other expense, net	—	7
	2,469	2,447

Operating income	949	977

Other income (expense)
Earnings from equity investments	220	175
Amortization of excess cost of equity investments	(32)	(15)
Interest, net	(467)	(465)
Other, net	36	19

Income before income taxes	706	691

Income tax expense	(164)	(246)

Net income	542	445

Net income attributable to noncontrolling interests	(18)	(5)

Net income attributable to Kinder Morgan, Inc.	524	440

Preferred stock dividends	(39)	(39)

Net income available to common stockholders	$485	$401

Class P Shares
Basic and diluted earnings per common share	$0.22	$0.18

Basic and diluted weighted average common shares outstanding	2,207	2,230

Declared dividend per common share	$0.20	$0.125

Adjusted earnings per common share (1)	$0.22	$0.17

Segment EBDA			% change
Natural Gas Pipelines	$1,136	$1,055	8%
CO2	199	218	(9)%
Terminals	295	307	(4)%
Products Pipelines	259	287	(10)%
Kinder Morgan Canada	46	43	7%
Total Segment EBDA	$1,935	$1,910	1%

Note
(1)
Adjusted earnings per common share uses adjusted earnings and applies the same two-class method used in arriving at diluted earnings per common share. See the following page, Preliminary Earnings Contribution by Business Segment, for a reconciliation of net income available to common stockholders to adjusted earnings.

Kinder Morgan, Inc. and Subsidiaries Preliminary Earnings Contribution by Business Segment (Unaudited) (In millions, except per share amounts)

	Three Months Ended March 31,
	2018	2017	% change
Segment EBDA before certain items (1)
Natural Gas Pipelines	$1,082	$1,019	6%
CO2	237	222	7%
Terminals	296	302	(2)%
Product Pipelines	290	287	1%
Kinder Morgan Canada	46	43	7%
Subtotal	1,951	1,873	4%

DD&A and amortization of excess investments	(602)	(573)
General and administrative and corporate charges (1) (2)	(164)	(174)
Interest, net (1)	(472)	(477)
Subtotal	713	649

Book taxes (1)	(167)	(234)
Certain items
Acquisition and divestiture related costs	—	(6)
Fair value amortization	11	17
Contract early termination (3)	—	22
Legal and environmental reserves (4)	(37)	(2)
Change in fair market value of derivative contracts (5)	(40)	6
Losses on impairments and divestitures, net	—	(5)
Hurricane damage	(3)	—
Release of sales and use tax reserves	18	—
Other	—	10
Subtotal certain items before tax	(51)	42
Book tax certain items	3	(12)
Impact of 2017 Tax Cuts and Jobs Act	44	—
Total certain items	(4)	30
Net income	542	445
Net income attributable to noncontrolling interests	(18)	(5)
Preferred stock dividends	(39)	(39)
Net income available to common stockholders	$485	$401

Net income available to common stockholders	$485	$401
Total certain items	4	(30)
Adjusted earnings	489	371
DD&A and amortization of excess investments (6)	690	671
Total book taxes (7)	184	261
Cash taxes (8)	(13)	3
Other items (9)	11	13
Sustaining capital expenditures (10)	(114)	(104)
DCF	$1,247	$1,215

Weighted average common shares outstanding for dividends (11)	2,218	2,239

DCF per common share	$0.56	$0.54
Declared dividend per common share	$0.20	$0.125

Adjusted EBITDA (12)	$1,902	$1,820

Notes ($ million)
(1)
Excludes certain items:
1Q 2018 - Natural Gas Pipelines $54, CO2 $(38), Terminals $(1), Products Pipelines $(31), general and administrative and corporate charges $4, interest expense $5, book tax $3.
1Q 2017 - Natural Gas Pipelines $36, CO2 $(4), Terminals $5, general and administrative and corporate charges $(7), interest expense $12, book tax $(12).

(2)	Includes corporate (benefit) charges: 1Q 2018 - $(13) 1Q 2017 - $6 General and administrative expense is also net of management fee revenues from an equity investee: 1Q 2017 - $(9)
(3)	Comprised of earnings recognized related to the early termination of customer contracts, including earnings from the sale of a contract termination claim related to a customer bankruptcy.
(4)	Legal reserve adjustments related to certain litigation and environmental matters.
(5)	Gains or losses are reflected in our DCF when realized.
(6)	Includes KMI's share of certain equity investees' DD&A, net of the noncontrolling interests' portion of KML DD&A and consolidating joint venture partners' share of DD&A: 1Q 2018 - $88 1Q 2017 - $98
(7)	Excludes book tax certain items. Also, includes KMI's share of taxable equity investees' book taxes, net of the noncontrolling interests' portion of KML book taxes: 1Q 2018 - $17 1Q 2017 - $27
(8)	Includes KMI's share of taxable equity investees' cash taxes: 1Q 2018 - $(10)
(9)	Includes non-cash compensation associated with our restricted stock program.
(10)	Includes KMI's share of certain equity investees' sustaining capital expenditures (the same equity investees for which DD&A is added back): 1Q 2018 - $(16) 1Q 2017 - $(18)
(11)	Includes restricted stock awards that participate in common share dividends.
(12)	Net income is reconciled to Adjusted EBITDA as follows, with any difference due to rounding:

		Three Months Ended March 31,
		2018	2017
	Net income	$542	$445
	Total certain items	4	(30)
	Net income attributable to noncontrolling interests before certain items (13)	(4)	(5)
	DD&A and amortization of excess investments (6) (14)	700	671
	Book taxes (7) (14)	188	262
	Interest, net (1)	472	477
	Adjusted EBITDA	$1,902	$1,820

(13)	Excludes KML noncontrolling interests: 1Q 2018 - $14
(14)	Includes the noncontrolling interests' portion of KML: 1Q 2018 - DD&A $9; Book taxes $4

Volume Highlights (historical pro forma for acquired and divested assets)

	Three Months Ended March 31,
	2018	2017

Natural Gas Pipelines
Transport Volumes (BBtu/d) (1)	32,124	29,326
Sales Volumes (BBtu/d) (2)	2,491	2,563
Gas Gathering Volumes (BBtu/d) (3)	2,731	2,712
Crude/Condensate Gathering Volumes (MBbl/d) (4)	281	272

CO2
Southwest Colorado Production - Gross (Bcf/d) (5)	1.25	1.34
Southwest Colorado Production - Net (Bcf/d) (5)	0.58	0.66
Sacroc Oil Production - Gross (MBbl/d) (6)	29.54	28.30
Sacroc Oil Production - Net (MBbl/d) (7)	24.61	23.58
Yates Oil Production - Gross (MBbl/d) (6)	17.00	17.87
Yates Oil Production - Net (MBbl/d) (7)	7.73	8.00
Katz, Goldsmith, and Tall Cotton Oil Production - Gross (MBbl/d) (6)	8.59	7.29
Katz, Goldsmith, and Tall Cotton Oil Production - Net (MBbl/d) (7)	7.30	6.18
NGL Sales Volumes (MBbl/d) (8)	10.16	10.16
Realized Weighted Average Oil Price per Bbl (9)	$59.72	$58.14
Realized Weighted Average NGL Price per Bbl	$30.39	$24.50

Terminals
Liquids Leasable Capacity (MMBbl)	88.8	85.8
Liquids Utilization %	91.0%	95.2%
Bulk Transload Tonnage (MMtons) (10)	14.4	14.4
Ethanol (MMBbl)	14.8	17.7

Products Pipelines
Pacific, Calnev, and CFPL (MBbl/d)
Gasoline (11)	766	767
Diesel	278	274
Jet Fuel	258	251
Sub-Total Refined Product Volumes - excl. Plantation	1,302	1,292
Plantation (MBbl/d) (12)
Gasoline	213	225
Diesel	63	49
Jet Fuel	31	34
Sub-Total Refined Product Volumes - Plantation	307	308
Total (MBbl/d)
Gasoline (11)	979	992
Diesel	341	323
Jet Fuel	289	285
Total Refined Product Volumes	1,609	1,600
NGLs (MBbl/d) (13)	116	106
Crude and Condensate (MBbl/d) (14)	329	348
Total Delivery Volumes (MBbl/d)	2,054	2,054
Ethanol (MBbl/d) (15)	120	110

Trans Mountain (MMBbl/d - mainline throughput)	288	307

Notes
(1)
Includes Texas Intrastates, Copano South Texas, KMNTP, Monterrey, TransColorado, MEP, KMLA, FEP, TGP, EPNG, CIG, WIC, Cheyenne Plains, SNG, Elba Express, Ruby, Sierrita, NGPL, and Citrus pipeline volumes. Joint Venture throughput reported at KMI share.

(2)	Includes Texas Intrastates and KMNTP.
(3)
Includes Copano Oklahoma, Copano South Texas, Eagle Ford Gathering, Copano, North Texas, Altamont, KinderHawk, Camino Real, Endeavor, Bighorn, Webb/Duval Gatherers, Fort Union, EagleHawk, Red Cedar, and Hiland Midstream throughput. Joint Venture throughput reported at KMI share.

(4)	Includes Hiland Midstream, EagleHawk, and Camino Real. Joint Venture throughput reported at KMI share.
(5)	Includes McElmo Dome and Doe Canyon sales volumes.
(6)	Represents 100% production from the field.
(7)	Represents KMI's net share of the production from the field.
(8)	Net to KMI.
(9)	Includes all KMI crude oil properties.
(10)	Includes KMI's share of Joint Venture tonnage.
(11)	Gasoline volumes include ethanol pipeline volumes.
(12)	Plantation reported at KMI share.
(13)	Includes Cochin, Utopia (KMI share), and Cypress (KMI share).
(14)	Includes KMCC, Double Eagle (KMI share), and Double H.
(15)	Total ethanol handled including pipeline volumes included in gasoline volumes above.

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Balance Sheets (Unaudited) (In millions)

	March 31,	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$294	$264
Other current assets	2,334	2,451
Property, plant and equipment, net	40,333	40,155
Investments	7,420	7,298
Goodwill	22,157	22,162
Deferred charges and other assets	6,473	6,725
TOTAL ASSETS	$79,011	$79,055

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS' EQUITY

Liabilities
Short-term debt	$2,494	$2,828
Other current liabilities	2,935	3,353
Long-term debt	34,723	33,988
Preferred interest in general partner of KMP	100	100
Debt fair value adjustments	720	927
Other	2,381	2,735
Total liabilities	43,353	43,931

Redeemable Noncontrolling Interest	523	—

Shareholders’ Equity
Other shareholders' equity	34,334	34,177
Accumulated other comprehensive loss	(667)	(541)
KMI equity	33,667	33,636
Noncontrolling interests	1,468	1,488
Total shareholders' equity	35,135	35,124
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS' EQUITY	$79,011	$79,055

Net Debt (1)	$36,740	$36,409
Net Debt including 50% of KML preferred shares (2)	36,955	36,624
	Adjusted EBITDA Twelve Months Ended
	March 31,	December 31,
Reconciliation of Net Income to Adjusted EBITDA	2018	2017
Net income	$320	$223
Total certain items	1,479	1,445
Net income attributable to noncontrolling interests before certain items (3)	(11)	(12)
DD&A and amortization of excess investments (4)	2,732	2,704
Income tax expense before certain items (5)	894	967
Interest, net before certain items	1,866	1,871
Adjusted EBITDA	$7,280	$7,198

Net Debt including 50% of KML preferred shares to Adjusted EBITDA	5.1	5.1

Notes
(1)
Amounts exclude: (i) the preferred interest in general partner of KMP, (ii) debt fair value adjustments and (iii) the foreign exchange impact on our Euro denominated debt of $183 million and $143 million as of March 31, 2018 and December 31, 2017, respectively, as we have entered into swaps to convert that debt to U.S.$.

(2)	March 31, 2018 and December 31, 2017 amounts include $215 million for each year, representing 50% of KML preferred shares which is included in noncontrolling interests.
(3)	2018 and 2017 amounts exclude KML noncontrolling interests of $41 million and $27 million, respectively.
(4)	2018 and 2017 amounts include KMI's share of certain equity investees' DD&A of $381 million and $382 million, respectively.
(5)	2018 and 2017 amounts include KMI's share of taxable equity investees' book taxes of $108 million and $114 million, respectively.